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                                                                   EXHIBIT 10.24

                            TAX ALLOCATION AGREEMENT

                                     BETWEEN

                       FIDELITY NATIONAL FINANCIAL, INC.,

              FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK

                                       AND

                   NATIONAL TITLE INSURANCE OF NEW YORK, INC.

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                            TAX ALLOCATION AGREEMENT

This Agreement is entered into as of December 13, 1999 between Fidelity National Financial, Inc. ("FNFI") and Fidelity National Title Insurance Company of New York ("Group Member").

                                   I. RECITAL

     WHEREAS, FNFI and all 80 percent or more owned subsidiaries shall file their federal income tax return on a consolidated basis; and

     WHEREAS, it will be necessary to allocate such consolidated tax liability or benefit among the consolidated group membership; and

     WHEREAS, such allocated tax liability or benefit should represent the liability or benefit that would have been incurred or received by each consolidated group member as if such group member filed a separate federal income tax return; and

     WHEREAS, FNFI will act as a clearinghouse to collect allocated tax liabilities from profitable group members and redistribute allocated tax benefits to loss group members.

     NOW, THEREFORE, the parties hereby agree as follows:

                                II. DEFINITIONS

(a) "Group Member" shall include only such corporations which are included in the FNFI affiliated group as defined in section 1504 of the Internal Revenue Code, as amended.

(b) "Consolidated Federal Income Tax Liability" shall be the amount of actual tax liability which is due for the taxable period under determination as reflected on the consolidated federal income tax return.

(c) "Consolidated Group" shall mean the group of corporations which meet the definition of affiliate as set forth in Section II (a) above.

(d) "Federal Taxable Income (Loss)" shall be the taxable income or loss determined on a consolidated federal return basis as computed under Treasury Regulation Section 1.1502-11.

(e) "Separate Taxable Income (Loss)" shall be the taxable income or loss determined on a separate return basis as computed under Treasury Regulation
     Section 1.1502-12 and includes both regular and alternative minimum taxable income (loss).

(f) "IRC Section" shall refer to the Internal Revenue Code sections referenced in this Agreement or any amendment thereto applicable during the term of this Agreement.

(g)  "Consolidated Return" shall refer only to the consolidated federal return.

(h)  "Effective Date" shall be the date defined under paragraph (a) of Section
     V.


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                               III. TAX LIABILITY

(a) Group member shall calculate its tax liability under the provisions of New York Circular Letter 1979-33.3(A) - Method A, as described in this Section.

(b) Group member shall calculate separate taxable income or net operating loss as if such member filed a separate federal income tax return for the taxable year except as provided in paragraph (d) of this section and is to include a separate computation of the taxable income and the tax charge or tax refund under:

     i)   regular federal income tax provisions: and

     ii)  alternative minimum tax provisions.

(c) Group member shall determine the following consolidated return tax attributes on its separate return as appropriate without consideration of any impact on the consolidated return. These attributes include, but are not limited to:

     i)   IRC Section 172 net operating loss;

     ii)  IRC Section 56 alternative minimum tax net operating loss;

     iii) IRC Section 1212 capital loss;

     iv)  IRC Section 56 alternative minimum tax capital loss;

     v)   IRC Section 1231 net loss;

     vi)  Charitable contribution and related carryover; and

     vii) Dividends received deduction.

(d) Any election made by FNFI for any item on the consolidated return is deemed to be made by the Group Member for purposes of the computation of separate taxable income or net operating loss. Any limitation imposed upon FNFI with respect to any tax attribute related to the acquisition of the Group Member is similarly imposed upon that tax attribute in the computation of the member's separate taxable income or net operating loss.

(e) The carryback and carryforward provision provided in the Internal Revenue Code for the items enumerated under paragraph (c) of this Section are deemed to apply except as outlined under paragraphs (d) and (f) of this Section.

(f) Only for purposes of application of this Agreement, Group Member consents to relinquish the entire carryback period for items under paragraph (c) of this Section for the first year Group Member is subject to the terms of this Agreement. Thereafter, any carryback period is limited to the period this Agreement has been effective.

(g) If taxable income, special deductions or credits reported in the consolidated federal income tax return are revised by the Internal Revenue Service or other appropriate authority, a recalculation of the tax liability for all parties to the Agreement shall be made as appropriate under the provisions of this Section.


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                       IV. ADMINISTRATION AND SETTLEMENT

(a) This Agreement shall be administered and interpreted by the Chief Financial Officer of FNFI or by the individual or group of individuals designated by the Chief Financial Officer of FNFI.

(b) FNFI's Tax Department shall make a preliminary calculation of the Group Member's separate taxable income or net operating loss under paragraph (a) of Section III, in accordance with audited financial statements prepared by FNFI's independent certified accounts, within one hundred twenty (120) days from the end of each calendar year that this Agreement remains in effect.

(c) FNFI shall make a preliminary notification to the Group Member of the liability or benefit based upon the preliminary computation. In no event is the preliminary calculation under paragraph (b) of this Section deemed to establish a liability or require settlement between FNFI and the Group Member. Final payment between FNFI and the Group Member is to be made only in accordance with the terms set forth in paragraphs (d) and (e) of this section.

(d) FNFI shall deposit or deduct cash or other admitted assets in the amount of the benefit or liability, respectively, attributable to Group Member into or from the Group Member's cash management accounts, based upon the final calculation of the member's taxable income or net operating loss included in the consolidated return.

     To help assure the Group Member's enforceable right to recoup federal income taxes in the event of future net losses, an escrow account consisting of assets eligible as an investment to Group Member shall be established and maintained by FNFI in an amount equal to the excess of the amount paid by Group Member to FNFI for federal income taxes over the actual payment made by FNFI to the Internal Revenue Service.

     Such escrow assets may be released to FNFI from the escrow account at such time as the permissible period for carrybacks has elapsed.

(e) In no event is settlement, as defined under paragraph (d) of this Section, to occur any later than on or before thirty (30) days after the earlier of these two dates:

     i)   the actual date the consolidated return is filed; or

     ii) the maximum extended due date for the consolidated return as then permitted under the Internal Revenue Code.

                            V. TERM AND TERMINATION

(a) This Agreement shall be effective and applicable to each party's taxable year, or short taxable year, beginning with the year the member first becomes a part of the FNFI affiliated group and each taxable year thereafter.

(b) This Agreement may be amended at any time by mutual agreement or for cause. All amendments, unless designated as prospective to January 1 of the following taxable year,


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     signed during a taxable year are effective as of January 1 of such taxable year of amendment.

(c) This Agreement may only be terminated by mutual agreement or for cause. If a party desires to terminate the Agreement for cause, that party must provide at least six (6) months written notice specifying the nature of the other party's material breach of the Agreement. This Agreement shall terminate if the other party has not taken reasonable action to remedy its breach of the Agreement within such six (6) month period. Any action to dispute such termination, in accordance with the procedure described in
     Article VI of this Agreement, shall extend this Agreement beyond such six
     (6) month period, provided the party disputing the proposed termination has initiated an action pursuant to that Article within such six (6) month period.

(d) This Agreement shall be terminated if (a) the parties agree in writing to such termination; (b) membership in the affiliated group or consolidated group ceases or is terminated for any reason whatsoever; or (c) the affiliated group fails to file a consolidated return for any taxable year.

(e) Notwithstanding the termination of the Agreement, its provisions will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return.

                                  VI. DISPUTES

(a) Any dispute between the parties shall be explained in writing and submitted to the other party if it cannot be resolved through informal discussion. The party receiving a complaint shall provide a written response within ninety (90) days.

(b) If the party is not satisfied with that response, the dispute will be submitted to binding arbitration in accordance with the rules and regulations of the American Arbitration Association.

                         VII. MISCELLANEOUS PROVISIONS

(a) The terms, covenants, conditions, and provisions of this Agreement replace all prior Agreements relating to the subject matter of this Agreement as of the effective date of this Agreement.

(b) The terms, covenants, conditions, and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. Neither party shall assign its rights or delegate its obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld.

(c) This Agreement contains the entire agreement between the parties, and any representations or agreements, oral or otherwise, between the parties not embodied in or attached to this Agreement shall have no force and effect unless in writing and signed by the parties.


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(d)  Neither party shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reasons beyond its control, including without limitation, acts of God or of the public enemy, flood or storm, strikes, statutes or regulations, rule or action or any Federal, State or Local government, or any agency thereof.

(e) Any waiver by either party for the violation of any provision of this Agreement shall not bar an action for subsequent violations of the Agreement.

(f)  This Agreement shall be governed by New York law.

(g) This Agreement is intended for the exclusive benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement shall be construed as creating any rights or benefits in any third party.

(h) The captions of the various sections of this Agreement are for purposes of identification and are not to be considered as part of the text when construing this Agreement.

(i) The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability and validity of the remainder of this Agreement.

(j) If any provision to the Agreement is rendered or declared to be invalid or unenforceable by applicable statues, regulations or decisions by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect unless the severance of that provision shall substantially deprive the parties of the benefit of their bargain. The FNFI tax department shall be responsible for reviewing and preparing amendments to the Agreement as may be appropriate to comply with such statute, regulation, or court decision.

(k) FNFI, by entering into and performing its obligations to this Agreement, does not assume, either implicitly or explicitly, any of the Group Member's existing or future obligations, liabilities, or debts to any third party.

(l) All notices required by this Agreement shall be in writing, sent by certified mail, effective upon receipt, and sent to the following address:

                             TO: FNFI Tax Department

                                 -------------------------
                                 Santa Barbara, CA 93105

     or to such other address as may be designated by notice given during the term of this Agreement by one party to the other.


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IN WITNESS WHEREOF, the parties have executed this Agreement intending to be bound from and after

                                        Fidelity National Financial Inc.


                                        BY: /s/
                                            ------------------------------------
                                        TITLE: Authorized Officer


                                        Fidelity National Title Insurance
                                        Company of New York


                                        BY: /s/
                                            ------------------------------------
                                        TITLE: Authorized Officer


                                        National Title Insurance of New York,
                                        Inc.


                                        BY: /s/
                                            ------------------------------------
                                        TITLE: Authorized Officer


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